Exhibit 10.1

Distribution Agreement

Between

Total Nutraceutical Solutions, Inc

(the “Supplier or TNS”)

and

“KOCH International, Ltd.

(the “Distributor”)

This Exclusive Distribution Agreement ("Agreement") is entered into as of the effective date of December 23, 2010.

General

1.

The Supplier is in the business of developing, and manufacturing of certain nutraceutical/dietary supplement  products as defined in Appendix “A” and from time to time between the parties.  The Distributor wishes to distribute through its own distribution channels and to the dealers and the remarketers of these products and assures the Supplier that it has the facilities, personnel, and technical expertise necessary to market the products.

2.

The Distributor wishes to obtain from the Supplier, and the Supplier is willing to grant to the Distributor, the right to distribute these products at wholesale as well as at retail in the territories defined in Schedule “B” and from time to time between the parties.

3.

Upon the execution of this Agreement by all parties the parties intend to be legally bound, as set out herein.

Definitions

4.

"Agreement."  Means this Exclusive Distribution Agreement entered into by and between the Supplier and the Distributor.

5.

"Information."  The documentation, technical information and / or business information, either oral or written that the Supplier or the Distributor furnishes to the other marked as proprietary or confidential or simply treated as such by the disclosing party.  The Information includes research, development or business activities, including any unannounced products and services, as well as any information relating to services, developments, services, processes, plans, financial information, customer and Supplier lists, forecasts and projections.  Information shall also include the terms of the Agreement.  A party’s information shall be deemed confidential under the Agreement unless the information:  (1) is in the public domain through no act of other party; (2) is lawfully known by the other party from a source other than the first party with no restriction of confidentiality; or (3) must be disclosed by requirement of law or generally accepted accounting principles.

6.

"Term."  TNS grants exclusive rights for a period of one (1) year with automatic renewals for 2 additional one (1) year periods based upon the achievement of product sales as outlined in Appendix C (“Quota”). This agreement shall be renewable for additional 1 year periods upon notification of TNS by Distributor 60 days prior to the end of a one (1) year cycle. These renewals are subject to the Distributor meeting agreed upon quotas at the end of each renewal term. The

Quota may be reviewed by the parties every six months prior to the expiry of the Term or renewal term and may be adjusted on the reasonable agreement of the parties.

7.

"Products."  The  dietary supplement/nutraceutical products set out in Appendix “A” developed or owned by the Supplier and all enhancements, revisions, or modifications made to the products by the Supplier. Distributor may brand a line of  products for sales through Distributors and retail outlets in  the territory set forth in Appendix “B”.

8.

"Territory."  As more particularly set forth in Appendix“B”.

9.

"End-User."  Any person or entity who obtains the product(s).

10.

"Quota."  The purchase commitment for specified minimum quantities of the products as set forth in Appendix “C”.

11.

"Trademarks."  The TNS name, product names and package design specified in Appendix “D”.

Relationship

12.

The Supplier grants the Distributor, and the Distributor accepts from the Supplier, an irrevocable, nontransferable, right and license to distribute the products subject to limitations set out herein.

13.

The Distributor may incorporate, combine, integrate or modify the products; sell them either alone or in combination with other products but at all times shall sell them under the TNS label, or other label that must be agreed to by TNS.  No payment of any fee or charge is required as a condition of such appointment.  All aspects of the distribution and marketing of the products by the Distributor shall be in the Distributor's sole control, including without limitation the methods of marketing, pricing and advertising, and the terms and conditions of any sale, unless otherwise herein provided.

14.

The Supplier and the Distributor agree that their relationship will be that of the seller and the buyer (or the licensor and the licensee) and not that of joint venturers, principals or agents, or franchiser and franchisee.  Both are independent contractors acting for their own accounts, and neither is authorized to make any commitment or representation, express or implied, on the other’s behalf unless authorized to do so by the other in writing.

15.

The Distributor shall not advertise or solicit the sale of the products outside the Territory and will not filter the products to other neighbouring regions by any means.

Distribution Rights

16.

In recognition of the investment to be made by the Distributor in connection with its marketing and distribution of the products the Supplier grants the Distributor the right to distribute the products in all countries and/or states in the Territory.

17.

The Distributor agrees that during the Term or any renewal term for its distribution in the Territory it will purchase the products solely from the Supplier so long as the Supplier is able to supply the Distributor’s reasonable demands for the Product.

18.

The Distributor may resell or distribute the products to end-user customers without restriction.

19.

The Distributor shall make every effort to obtain all necessary approvals, including import license, from the government of the territory to ensure proprer handling of the products.

Distributor's Rights and Responsibilities

20.

During the Term, the Distributor agrees to maintain an inventory of products and warehousing facilities sufficient to adequately serve the demands of its needs on a timely basis.  Such inventory shall equal or exceed the quantity of products necessary to meet reasonably anticipated demands of the Territory considering reasonable transit lead time.

21.

The Distributor shall use its best efforts to promote the marketing and distribution of the products.  The Distributor may advertise the products in advertising media of the Distributor's choice.

22.

The Distributor shall be responsible, in its sole discretion, for developing and producing all sales, promotional, advertising and/or similar materials for the products.  Distributor represents warrants and covenants that all marketing materials will comply with all applicable laws and will not contain any untrue or misleading statement or comment about the products.  All marketing materials are the sole property of Distributor.  Neither party shall use any materials in connection with the marketing and promotion of any products not covered by this Agreement. The Private Labels of the Distributor products shall comply with the appropriate regulations of all governmental agencies of the countries within the Territory.

23.

The Supplier shall specify all packaging, warranties, disclaimers, package inserts for the product to be shipped to the Distributor from time to time and for each Territory. The Distributor shall have the right to modify any of the products, and may combine such with other products or material to form derivative works provided that the product is clearly identified with the TNS logo and brand.

24.

Notwithstanding anything herein contained the Supplier shall have the unfettered right to participate direcly or indirectly in nutraceutical tenders in the Territory.

Supplier's Rights and Responsibilities

25.

The Supplier shall make sure the products that the distributor intends to distribute are correctly registered with the appropriate government authorities of the territory before this Distribution Agreement is made effective. The Supplier shall bear all costs related to the registration and Distrobutor shall assist the process.

26.

The Supplier shall supply the products in the quantities, strengths, dosages, and packaging, with warranties, disclaimers, package inserts as specified in its sole discretion for the product to be shipped to the Distributor from time to time and for each Territory. Supplier agrees to provide appropriate packaging, and similar matters as reasonably requested by the Distributor in order to permit the products to be shipped directly into the Distributor's distribution system without reopening the boxes or otherwise re-handling the product. If warranted and the Distributor requests, the Supplier will supply the Products in bulk packaging in lieu of retail packaging and the price charged to the Distributor shall reflect the price difference between the bulk and retail packaging.

27.

The Supplier shall give, on a best efforts basis, 3 month notification prior to any new product launch.

28.

During the Term, the Supplier agrees to maintain an inventory of products and warehousing facilities sufficient to adequately serve the demands of the Distributor’s reasonable needs on a timely basis.  Such inventory shall equal or exceed the quantity of products necessary to meet reasonably anticipated demands of the Territory considering reasonable transit lead time.

29.

The Supplier shall provide its own laboratory test results upon request on each lot of the supplies shipped to the Distributor at the time of shipment in accordance with reasonable testing protocols established by the parties.

30.

The Distributor has no interest in or to the Trademark and shall not use directly or indirectly the Trademark without the prior written consent of the Supplier.

31.

TNS shall provide fulfillment services to Distributor so long as this Agreement is in effect.  Fulfillment services consist of supporting product sales through scientific research; product seminars by Dr. Marvin Hausman ; preparation of detailed Fact Sheets of all formulations; quality assurance testing of products; and support of all patents which are utilized in the products.

32.

Distributor, at the option of the TNS, shall sign a separate Confidentiality Agreement relative to any Intellectual Property Rights or Know-How disclosed by TNS to Distributor.

Purchase Orders

33.

All orders shall be in writing or if placed orally, shall be confirmed in writing, on Distributor’s letter-head, within five business days after such oral order.  All orders, whether in writing or verbal shall specify:  the quantity and description of the products; requested delivery dates applicable price; and any special instructions.  All orders shall be governed solely by the terms and conditions of this Agreement.  No additional or different provisions contained in the Distributor's purchase orders, the Supplier's sales acknowledgments or any other business forms shall be of any force or effect whatsoever unless specifically agreed to in writing by the other party.

34.

All orders for products by the Distributor shall be subject to acceptance by the Supplier and shall not be binding on the Supplier until the earlier of written confirmation or shipment, and, in the case of acceptance by shipment, only as to the portion of the order actually shipped.

35.

Once an order has been accepted by the Supplier, it may not be canceled by the Distributor, unless agreed by the Supplier under special circumstances where Distributor is at no fault

36.

The Supplier reserves the right to cancel or suspend any orders placed by the Distributor and accepted by the Supplier, or refuse or delay shipment thereof, if the Distributor fails to make any payment as provided in the Agreement or in any invoice or to meet credit or financial requirements established by the Supplier or otherwise to comply with the terms and conditions of this Agreement.

37.

The Supplier may at any time with at least ten days' prior written notice to the Distributor, reschedule and postpone for up to 15 days the delivery of any products.

38.

The Distributor shall not be required to pay taxes for which it provides the Supplier, by the time of the submission of its purchase order to the Supplier, tax exemption certificates or licenses acceptable to the appropriate taxing authorities.

39.

In connection with the delivery of the products, the Distributor may designate in writing, not less than fifteen business days prior to the shipment date, the carrier for shipment and the amount of insurance and nature of coverage.  If the Distributor fails to so designate any or all such items, the Supplier, at its discretion, may specify any item not so designated.

40.

The Distributor may direct that the Supplier ship directly to any location in the Territory designated by the Distributor.  The Supplier agrees to comply with these requests at the Distributor’s cost and provided that the Distributor furnishes the Supplier with shipping instructions at least fifteen days prior to shipment.

41.

All products shall be shipped by the Supplier F.O.B. Origin from the Supplier's port of shipment.  Shipments shall be made to the Distributor's identified warehouse facilities or freight forwarder.

42.

Title to the products purchased under the Agreement will pass upon shipment to the Distributor.  The Distributor assumes the risk of loss and damage of the products in transit from the Supplier’s shipping point.

43.

The Supplier shall use reasonable efforts to meet the Distributor's requested delivery schedules for the products.  Should orders for products exceed the Supplier's available inventory, the Supplier will allocate its available inventory and make deliveries as the Supplier in its sole discretion deems equitable.

44.

The Distributor shall formulate, subject to the Supplier's approval, reasonable Acceptance Test Procedures.  The Distributor has the right to conduct acceptance tests on any of the products and may reject those that fail to pass that test.  Such rejection shall be evidenced by notice of rejection to the Supplier, together with an indication of the basis for that rejection.  The Distributor shall have no obligations other than reshipment to the Supplier if requested by the Supplier with respect to any products properly rejected by it pursuant to the Agreement.

Prices and Payments

45.

The Supplier may change the suggested list prices of any products upon thirty day’s notice in line with production costs. The price increase can be implemented following the expiry of the notice period .

46.

The Distributor shall pay for products prior to shipment. At the Supplier's option, shipments may be made on credit terms granted by the Supplier at the time an order is accepted.

47.

At all times the Distributor is free to determine its own resale prices for the products.  Although the Supplier may publish suggested list prices from time to time, these are suggestions only and are not binding in any way.

Limited Warranty and Product Liability

48.

For six months after the date of shipment from the Supplier, the Supplier will at its sole discretion, replace or furnish credit for any product that, in the Supplier's judgment, has a defect in material, including without limiting, formulation, production process, manufacturing formulae, products stability or shelf life provided the product is returned, transportation charges prepaid, to the Supplier with the Supplier's prior permission and provided further that the product has not been or subject to unauthorized modifications.  If the Supplier's examination does not disclose a defect on a product claimed to be defective the Distributor agrees to pay the Supplier's established charges for unpacking, testing, and repackaging the product for reshipment. This warranty is the only warranty made by the Supplier with respect to the goods delivered under this Agreement, and may be modified or amended only by a written instrument signed by a corporate officer of the Supplier and accepted by the Distributor. The Supplier's liability under the warranty shall be limited to replacement or credit for the Distributor's purchase price.

49.

The Distributor shall indemnify and hold harmless the Supplier for damages or expenses resulting from any claim, suit or proceeding brought against the Distributor on the issue of product liability.  The Distributor agrees that the Supplier has the right to defend, or at its option to settle, any claim, suit or proceeding brought against the Distributor or its customer on the issue of product liability, subject to the limitations set forth in this Agreement.

50.

Each party shall carry its own product liability policy to cover the area it is working in.

51.

The warranties and indemnities in this Agreement shall survive the expiration or termination of the Agreement.

52.

Each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated, whether or not the Definitive Contract is signed by the parties.

Termination

53.

The Agreement may be terminated by either party upon the occurrence of any of the following circumstances:

a.

Any assignment for the benefit of the creditors, or any bankruptcy, reorganization, or other proceeding under any bankruptcy or insolvency law is initiated by the other party, or is initiated against it and not dismissed or stayed within thirty days; or

b.

A material breach by the other party of any of the terms of the Agreement, which breach is not remedied by the other party within ten days of the other party’s receipt of notice of such breach.

54.

The termination of the Agreement shall not otherwise release either party from its obligation to pay any sum that may be then or thereafter owing to the other party nor operate to discharge any liability that had been incurred by either party prior to any such termination.

55.

Upon termination of the Agreement, the Distributor may continue to dispose of its existing inventories of products, but the Distributor shall otherwise discontinue all further promotion, marketing, and support of the products.  Without limiting the generality of the foregoing, the Distributor, other than in the course of disposing of its existing inventories of the products, shall cease all display, advertising, and use of all the Supplier names, trademarks, logos, and designations and will not thereafter use, advertise, or display any such names, trademarks, logos, or designations.  All orders or portions thereof remaining unshipped as of the effective date of termination may be canceled by the Supplier, at its option, to the extent they call for delivery more than fifteen days after the date of termination.  Upon termination of the Agreement, the Supplier shall have the option, exercisable at any time in its discretion, to repurchase some or the entire  remaining uncommitted inventory of the products held by the Distributor.  The Supplier shall pay the Distributor for all products so repurchased (if received in a new and re-saleable condition) an amount equal to the price paid by the Distributor to the Supplier, less a restocking charge of fifteen (15%) percent of such price.  Upon receipt of any products so reacquired from the Distributor, the Supplier shall issue an appropriate payment or credit to the Distributor's account.

Confidential Information, Proprietary Information and Intellectual Property Rights

56.

Each party acknowledges that it may be furnished with or may otherwise receive or have received Information or access to information or material that relates to past, present or future products, software, research development, inventions, processes, techniques, designs or technical information and data, and marketing plans (collectively the "Proprietary Information").  Each party agrees that it will exercise the same efforts to hold and use such Information in confidence (except as otherwise permitted by the Agreement) as it uses to protect its own most confidential business information.Each party agrees to preserve and protect the confidentiality of the Proprietary Information and all of its physical forms, whether disclosed to the other party before the Agreement is signed or afterward, including the terms of the Agreement.  In addition, a party shall not disclose or disseminate the Proprietary Information for its own benefit or for the benefit of any third party.  The previously stated obligations do not apply to any information that (1) is publicly known; (2) is given to a party by someone else who is not obligated to maintain confidentiality; or (3) a party had already developed prior to the day the Agreement is signed, as evidenced by documents.  Neither party shall take or cause to be taken any physical forms of Proprietary Information (nor make copies of same) without the other party's written permission.  Within three (3) days after the termination of the Agreement (or any other time at the other party's request), a party shall return to the other party all copies of Proprietary Information in tangible form or destroyed and or deleted in electronic format with confirmation sent to the other party.  Despite any other provisions of the Agreement, this requirement shall survive termination of the Agreement.

57.

If any party shall attempt to use or dispose of any Proprietary Information or any of its aspects or components or any duplication or modification thereof in a manner contrary to the Agreement, the other party shall have the right, without the necessity of filing a bond or other security, in addition to such other remedies that may be available to it, to injunctive relief enjoining such acts or attempts, it being acknowledged that legal remedies are inadequate.

58.

No press releases or other like publicity or advertising of any nature regarding the Agreement that mentions the Agreement or the other party by name shall be released by a party without the prior written consent of the other party.

59.

The Supplier shall have and retain sole ownership of the intellectual property in the products, including the goodwill pertaining thereto.  The Supplier hereby grants to the Distributor the right to use and display any of the intellectual property of the Supplier in the products solely in connection with and solely to the extent reasonably necessary for the marketing, distribution, and support of the products within the Territory in accordance with the terms and conditions of this Agreement.  The Distributor shall market, distribute, and support the products only under the name of the Supplier and not any other trademark or logo.  The Distributor shall not remove or alter the products' copyright notices, trademarks, and logos, on the packaging used by the Distributor, unless ordered by the government entities of the territory.

60.

The Distributor shall promptly notify the Supplier of (1) any claims, allegations, or notification that its marketing, licensing, support, or service of the products may or will infringe the Intellectual Property Rights of any other person or entity; and (2) any determination, discovery, or notification that any person or entity is or may be infringing the Intellectual Property Rights of the Supplier.  The Distributor shall not take any legal action relating to the protection or defense of any Intellectual Property Rights pertaining to the products without the prior written approval of the Supplier.  The Distributor shall assist in the protection and defense of such Intellectual Property Rights.

61.

If the products in the inventory of the Distributor, or the distribution or use thereof, become, or in the Supplier's opinion could seriously be contended to be, the subject of such a claim, and if the Supplier cannot offer reasonable proof that such claim is without merit, the Distributor shall permit the Supplier, at the Supplier's option and expense, either to procure the right for the Distributor to continue marketing and using such products, or to replace or modify them so that they become non-infringing.  If neither of the foregoing alternatives is available on terms that the Supplier in its sole discretion deems reasonable, the Distributor shall return such products on written request from the Supplier, in which event the Supplier shall grant the Distributor payment or credit equal to the amounts paid by the Distributor for such returned products, provided that such returned products are in an undamaged condition.

General Provisions

62.

Neither this Agreement nor any rights under this Agreement, in whole or in part, shall be assignable or otherwise transferable by the Distributor without the express written consent of the Supplier. Any attempt by the Distributor to assign any of its rights or delegate any of its duties without the prior written consent of the Supplier shall be null and void.  Subject to the above, this Agreement shall be binding upon and take effect for the benefit of the successors and permitted assigns of the parties to the Agreement.

63.

No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of the Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced.  No waiver by any party of any default in performance by the other party under the Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of the Agreement shall constitute a waiver of any subsequent default in performance under the Agreement or any subsequent breach of any terms or conditions of that agreement.  Performance of any obligation required of a party under the Agreement may be waived only by a written waiver signed by a duly authorized officer of the other party, that waiver shall be effective only with respect to the specific obligation described in that waiver.

64.

Neither party will be deemed in default of the Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including without limitation fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within 15 days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force Majeure.  If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure.  Force Majeure shall not be applicable to any payment obligations of either party.

65.

Each party acknowledges and agrees that, if there is any breach of the Agreement, including, without limitation, unauthorized use or disclosure of Confidential Information or other information of the other party, the non-breaching party will suffer irreparable injury that cannot be compensated by money damages and therefore will not have an adequate remedy at law.  Accordingly, if either party institutes an action or proceeding to enforce the provisions of the Agreement, such party will be entitled to obtain such injunctive relief, specific performance, or other equitable remedy from a court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual.  These will be in addition to and without prejudice to such other rights as such party may have in law or in equity.

66.

The Agreement shall be governed by the laws of the State of Nevada applicable to agreements made and fully performed in Nevada and  by residents of Nevada.

67.

The parties acknowledge that when duly executed and delivered by the parties the Agreement shall express their entire understanding and agreement, and all warranties, representations, covenants or understandings made by either party to the other. The parties further acknowledge that when duly executed and delivered by the parties the Agreement shall supersede, terminate and otherwise render null and void any and all prior Agreements or contracts, whether written or oral, entered into between the parties with respect to the matters expressly set forth in this Agreement.

This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which shall constitute one and the same instrument.All notices, demands or consents required or permitted under the Agreement shall be in writing and shall be delivered or mailed certified return receipt requested to the respective parties at the addresses such party shall specify to the other party in writing.  Any notice required or permitted to be given by the provisions of the Agreement shall be conclusively deemed to have been received on the day it is delivered to that party by any commercial courier providing equivalent acknowledgment of receipt.

Supplier---

Total Nutraceutical Solutions, Inc.

PO Box 910

80 Columbia Street

Stevenson, Washington 98648

USA

Per:_/s/ Marvin S. Hausman__________

Marvin S. Hausman, MD., CEO

Distributor---

KOCH International, Ltd.

Seocho-dong 1675-11, Seocho-ku

Seocho Daewoo Iville  #207

Seoul, Korea

Per:_/s/ Suk Whan Chang___________

             Suk Whan Chang, President

Per:____________________________

Appendix A

Products

ImmuSANO™

GlucoSANO™

EquiSANO™

K9SANO™

Cognisenz™

Groh™

Raw mushroom powder to be formulated according to TNS proprietary technology and such other products manufactured or distributed by the Supplier agreed to between the parties from time to time.

Appendix B

Territory:

KOREA

and such other Regions or Countries as the parties may agree to from time to time.

Appendix C

Quota

The Distributor shall after six months of the contract schedule a review with the Supplier to set reasonable quotas for purchase to maintain renewal terms for the agreement.

Appendix D

Trademarks

Total Nutraceutical Solutions, Inc. or TNS

1.

ImmuSANO™

2.

GlucoSANO™

3.

EquiSANO™

4.

K9SANO™

5.

GROH™

6.

Doctor Mushroom™

7.

Mushroom Solutions™

Appendix E

Product Purchase Price:

For any order by Distributor from TNS, Distributor will pay 10% over the manufacturing cost of TNS (the “Purchase Price”) for raw formulated mushroom powders. Encapsulation, packaging and labeling costs shall be added without any markup. 50% of purchase price shall be paid at the time the order is placed and 50% paid within 60 days after the order is received.

Royalty:

Distributor shall pay TNS: $1.00 per unit for sales of up to 1,000,000  units; 1 unit equals a bottled 1 month supply of powdered product; $1.25 for sales  above 1,000,000 units.  Royalties will be paid on the 10th day of the month following the end of a quarterly period. The first quarter shall commence upon the first public sale of the product.

Distributor shall submit to TNS with the royalty payment a spread sheet documenting unit sales. TNS reserves the right to audit the sales logs of Distributor every 6 months.